Exhibit 5.1

November 12, 2008

India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, MD 20814

Re:	Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to India Globalization Capital, Inc., a Maryland corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933 (the “Securities Act”), among other things, the sale by the Company of (i) 23,609,000 shares (the “Warrant Shares”) of the Company’s common stock, $.0001 par value per share (the “Common Stock”), issuable upon (a) exercise of outstanding warrants to purchase an aggregate of 22,609,000 shares of Common Stock (the “Outstanding Warrants”) and (b) warrants (the “UPO Warrants” and collectively with the Outstanding Warrants, the “Warrants”) to purchase an aggregate of 1,000,000 shares of Common Stock issuable upon the exercise of a Unit Purchase Option dated March 8, 2006 originally granted to Ferris, Baker Watts, Incorporated and subsequently assigned in part (the “UPO”)  and (ii) 500,000 shares of the Company’s Common Stock issuable upon exercise of the UPO (the “UPO Shares”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (a) certain resolutions of the Board of Directors of the Company, (b) the Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Maryland (the “Articles”), (c) the Bylaws of the Company, (d) the Warrant Agreement dated March 8, 2006 by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, (e) the form of certificate representing the Warrants, (f) the form of certificate representing the Common Stock, (g) the UPO and (h) originals or copies of the following each in the form filed with the Commission as of the date hereof: (i) the Registration Statement; and (ii) the Articles. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and that each of the documents identified in clauses (h)(i) and (i)(ii) will be adopted or filed or become effective as appropriate. We have also assumed that the exercise price of the Warrants will be at least equal to the par value of the Common Stock at the time of issuance of the Warrant Shares and the exercise of the UPO will be at least equal to the par value of the Common Stock at the time of issuance of the UPO Shares. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

Our opinion set forth herein is limited to the Maryland corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Maryland Constitution and all applicable judicial and regulatory determinations, that, in our experience, are applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

Based upon and subject to the foregoing, we are of the opinion that (i) the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable when delivered and paid for upon exercise of Warrants in accordance with the terms of the Warrant Agreement and (ii) the UPO Shares will be duly authorized, validly issued, fully paid and nonassessable when delivered and paid for upon exercise of the UPO in accordance with the terms of the UPO.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Seyfarth Shaw LLP
SEYFARTH SHAW LLP